As filed with the Securities and Exchange Commission on January 11, 2023

Registration No. 333-258057

Registration No. 333-263828

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

IMAGO BIOSCIENCES, INC.

(Exact name of registrant as specified in its charter)

Delaware	45-4915810
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification Number)

2012 Equity Incentive Plan

2021 Incentive Award Plan

2021 Employee Stock Purchase Plan

(Full title of the plan)

Kelly E.W. Grez, Secretary

Imago BioSciences, Inc.

303 Twin Dolphin Drive, 6th Floor

Redwood City, California 94065

(415) 529-5055

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Saee Muzumdar

Gibson, Dunn & Crutcher LLP

200 Park Avenue

New York, NY 10166-0193

(212) 351-4035

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

TERMINATION OF REGISTRATION

This Post-Effective Amendment relates to the following Registration Statements on Form S-8 (each, a “Registration Statement” and collectively, the “Registration Statements”) filed by Imago BioSciences, Inc. (the “Company”) with the Securities and Exchange Commission:

•

Registration No. 333-258057, filed on July 21, 2021, registering 3,171,061 shares of common stock under the Company’s 2012 Equity Incentive Plan, 3,450,000 shares of common stock under the Company’s 2021 Incentive Award Plan, and 350,000 shares of common stock under the Company’s 2021 Employee Stock Purchase Plan.

•

Registration No. 333-263828, filed on March 24, 2022, registering 1,676,587 shares of common stock under the Company’s 2021 Incentive Award Plan, and 335,317 shares of common stock under the Company’s 2021 Employee Stock Purchase Plan.

Pursuant to the Agreement and Plan of Merger, dated as of November 19, 2022 (the “Merger Agreement”), by and among the Company, Merck Sharp & Dohme LLC, a New Jersey limited liability company (“Parent”) and M-Inspire Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), Merger Sub merged with and into the Company, with the Company continuing as the surviving corporation and a direct wholly owned subsidiary of Parent. As a result of the transactions contemplated by the Merger Agreement, the Company has terminated all offerings of its securities pursuant to the Registration Statements and hereby removes and withdraws from registration all securities registered pursuant to the Registration Statements that remain unsold as of the date hereof. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rahway, in the State of New Jersey, on this 11th day of January, 2023.

IMAGO BIOSCIENCES, INC. (REGISTRANT)

By:	/s/ Kelly E.W. Grez
Name:	Kelly E.W. Grez
Title:	Secretary

Pursuant to the Rule 478 of the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment to Registration Statements.

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